Exhibit 16.1

May 3, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements made by First Wave BioPharma, Inc. included under Item 4.01 of its Form 8-K dated May 3, 2022, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm therein.

Very truly yours,

/s/ Mazars USA LLP